Exhibit 10.31

Amended and Restated Employment Agreement

This Amended and Restated Employment Agreement (this “Agreement”), dated as of February 13, 2013, is entered into by and between Victor L. Cisario (“Executive”) and Merisel, Inc., a Delaware corporation (the “Company”) (each of Executive and the Company, a “Party” and collectively, the “Parties”).

WHEREAS, Executive was employed as the Chief Financial Officer of the Company; and

WHEREAS, Executive and the Company are parties to that certain Employment Agreement, dated as of May 6, 2009 (as amended December 22, 2010, the “Original Employment Agreement”); and

WHEREAS, Executive and the Company have agreed that Executive shall resign as Chief Financial Officer and Executive is willing to do so in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, releases and other agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby agreed and acknowledged, the Parties hereby agree as follows:

1.      Termination of the Original Employment Agreement & Resignation from Positions.  Effective as of the date hereof,

a.      the Original Employment Agreement is hereby terminated and shall be of no further force and effect; and

b.      Executive hereby resigns as Chief Financial Officer of the Company and as an officer and/or director of each of the Company’s subsidiaries (collectively, “Merisel”) and the Company hereby acknowledges and accepts such resignations.

2.      New Employment Terms.

a.      New Employment. Beginning on the date hereof and ending on March 31, 2013 (the “Employment Period”), Executive shall be employed by the Company as a Special Project Employee.  In his capacity as a Special Project Employee, Executive shall have such duties and responsibilities as reasonably requested by the President and Chief Executive Officer and/or Board of Directors of the Company.  Such duties and responsibilities shall include, without limitation, overseeing the audit of the Company’s financial statements for the fiscal year ended December 31, 2012 and the use of reasonable efforts to prepare a draft Annual Report on Form 10-K for the year ended December 31, 2012 by March 26, 2013 so that it may be presented to the Audit Committee in connection with their meeting on such date.  During the Employment Period, Executive shall devote shall devote all the Executive’s working time and attention, and during such times, provide all the Executive’s skill and effort, to the Company.

b.      Compensation.  During the Employment Period, the Company shall continue to pay Executive an annual salary equal to three hundred thousand dollars ($300,000.00), less applicable withholdings and deductions (the “Salary”).  The Salary shall be payable on a bi-weekly basis, in accordance with the Company’s regular payroll practices, in the amount of eleven thousand five hundred thirty-eight dollars and forty-six cents ($11,538.46) per bi-weekly period.  It is understood that, in accordance with regular payroll policies, the Salary payable in respect of the two weeks ending March 31, 2013 shall be paid on April 5, 2013.

c.      Benefits.  During the Employment Period, (i) Executive shall be entitled to participate in medical insurance and any other benefit plans, programs and arrangements of the Company in accordance with the terms of such plans, programs and arrangements, as may be amended from time to time; and (ii) Executive’s Company options to purchase 100,000 shares of common stock at an exercise price of $1.35 per share (the “Options”) shall remain outstanding pursuant to their terms.

d.      Business Expenses.  The Company shall reimburse Executive for any reasonable business expenses that Executive actually incurs while performing his duties under this Agreement, subject to Executive’s compliance with the Company’s policies and procedures regarding documentation and submission for reimbursement of business expenses.  In addition, the Company shall pay for Executive’s legal fees associated with the preparation and negotiation of this Agreement, up to a cap of seven thousand, five hundred dollars ($7,500.00).

3.      Termination of New Employment.

a.      Effective as of March 31, 2013 (the “Termination Date”), the employment of Executive by the Company shall terminate and Executive hereby resigns, effective March 31, 2013, as a Special Project Employee of the Company.

b.      Executive’s Company sponsored benefits, including, without limitation, medical insurance, shall cease as of the Termination Date, provided that Executive may obtain continuous coverage for periods after the Termination Date pursuant to COBRA by returning an election form and making the requisite payments.

c.      The Options shall remain outstanding in accordance with their terms following the Termination Date.

d.      If Executive is terminated prior to the end of the Employment Period, Executive shall be entitled to Salary through the Employment Period, payable in accordance with Section 2.b, and the Severance Payments as described in, and payable in accordance with, Section 4 herein.

4.      Amounts Due on Termination.

a.      The Parties agree that, after Executive has delivered the Release (as defined below) to the Company, upon termination of the Employment Period, Executive shall be paid severance equal to nine (9) months of his Salary (i.e. an aggregate of two hundred twenty-five thousand dollars ($225,000)) less applicable withholdings and deductions (the “Severance Payments”).  After the Termination Date, Executive shall deliver to the Company a duly signed release in the form attached hereto as Exhibit A (the “Release”), it being understood and agreed that Executive’s failure or refusal to sign and deliver the Release (or Executive’s revocation of the Release in accordance with applicable law) will result in the withholding of the payments under this Section 4 until such Release has been delivered to the Company.

b.      Subject to Section 4.a above, the Severance Payments shall be paid to Executive on a bi-weekly basis beginning on April 19, 2013 and ending on December 27, 2013 in 19 equal installments in the amount of eleven thousand eight hundred forty-two dollars and eleven cents ($11,842.11) less applicable withholdings and deductions.

c.      Subsequent to the Termination Date, and except for the payments due pursuant to this Section 4, any remaining payments due pursuant to Section 2 and any payments that may result from indemnity obligations of the Company to Executive, Executive shall have no rights to any further payments from Merisel and Merisel shall have no liability or obligation to make any further payments to Executive.

d.      Except for the payments and other consideration set forth or described in Sections 2 and 4, Executive acknowledges that he has received payment in full from the Company of all salary, vacation pay, expense reimbursements, bonus, incentives, awards, options, commissions and other amounts owed to him for services rendered in the course of his employment.  Executive further acknowledges that, subsequent to the Termination Date and other than his rights under COBRA, he is not entitled to receive and hereby waives any right to receive any benefits or perquisites and/or to participate in any group health, life, disability insurance or other benefit plan provided by the Company to which he was entitled or in which he participated prior to the Termination Date, including but not limited to, any 401(k), pension or profit sharing plans and insurance programs (but not directors and officers insurance or insurance comparable thereto) maintained by the Company, provided that he shall be entitled to the benefit of any claim (including reimbursement of medical expenses) he currently has under any insurance or any 401(k) or pension plan accrued prior to the Termination Date and any rights to indemnification payments.

e.      In the event of the consummation of a sale of the Company, Severance Payments shall be accelerated and become immediately payable in full to Executive within ten (10) days.

f.      In the event that the Company fails to make any of the payments due to Executive in accordance with this Section 4 within a seven (7) day grace period, the Severance Payments shall be accelerated in full and become immediately due to Executive and Executive shall be entitled to be paid from the Company the costs of collection, including reasonable attorneys’ fees.

5.      Releases.

a.      Executive Release.

i.     In consideration of the covenants and provisions set forth herein, and expressly subject thereto, Executive hereby releases and discharges the Company, TriNet HR Corporation and their respective present and former parent corporations, their respective now or hereafter existing predecessors, joint venturers, partners, affiliates, subsidiaries, successors, assigns, and the respective incumbent or former shareholders, officers, directors, members, managers, employees, consultants, agents, representatives, and their respective successors and assigns (the Company, together with the persons listed in this sentence being referred to collectively as, the “Released Parties” and each, a “Released Party”), from any and all claims, liabilities, demands or causes of action of whatever nature, known or unknown, inchoate or otherwise, whether based in contract (written, oral, express, implied or otherwise) and/or any local, state or federal statute, regulation or other law (including common law) or in equity, that Executive had, ever had, or could have had as of the date of this Agreement, including, without limitation, any claim arising out of or in any way connected with or related to Executive’s employment by the Company and/or termination thereof, which includes the following:

1.      any claim for additional pay, notice pay, severance pay, benefits, incentives, awards, options, commissions and/or bonuses;

2.      any claim regarding bias, age, sex, religion, religious creed, citizenship, color, race, ancestry, national origin, veteran, familial or marital status, sexual orientation or preference, genetic predisposition or carrier status, physical or mental disability or past or present history of the same or any other form of discrimination, including, without limitation, any rights or claims under the Americans with Disabilities Act as amended, (“ADA”), Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, New York Constitution, New York Labor Law, as amended, New York State Executive Law (including New York State's Human Rights Law), as amended, New York City Administrative Code, as amended, Title VII of the Civil Rights Act of 1964, as amended, (“Title VII”) Sections 1981, 1983, 1985 and 1986 of Title 42 of the United States Code, as amended, the Family and Medical Leave Act of 1990, and/or the Equal Pay Act and any other federal, state or local law or regulation;

3.      any claim for: (w) wrongful discharge, harassment or retaliation; (x) intentional or negligent infliction of emotional harm, defamation or any other tort; (y) fraud or conversion; (z) mental, physical or other personal injuries, or pain and suffering;

4.      any company-sponsored health, dental, life insurance, savings, retirement, option or other benefit plan offered by the Company; and/or

5.      any expenses disbursements, costs, tax gross-ups, fees or other expenses, including without limitation attorneys’ fees, and disbursements and relocation expenses.

ii.    Executive hereby represents, warrants and confirms that he is not suffering from any work-related physical or mental impairment and is not suffering from any work-related injury or disease as of the Effective Date (defined below).

iii.   Executive acknowledges that Executive has not, and never will, institute legal proceedings in any court, administrative agency, or other tribunal against any of the Released Parties, with respect to any claim or cause of action of any type relating to Executive’s employment with the Company (or Executive’s termination of employment with the Company).  If Executive institutes such a claim, Executive agrees to pay the reasonable costs incurred by the Company or any of the Released Parties in defending such action, including, but not limited to, reasonable attorney’s fees.  Notwithstanding anything herein to the contrary, the promises and covenants contained in this Agreement are not meant to interfere with any right granted by or under the Equal Employment Opportunity Commission (“EEOC”), provided, however, that by executing this Agreement, Executive specifically and unconditionally waives any rights Executive may have to recover in any such proceeding before the EEOC, or any court, administrative agency, or other tribunal brought by Executive.

iv.   If the release contained in this Section 5.a of this Agreement is found to be invalid or unenforceable in any way, Executive agrees to execute and deliver to the Company a reasonable revised release which will effectuate his intention to release the Released Parties unconditionally, as set forth in accordance with this Section 5, to the maximum extent permitted by law.

v.   The release contained in this Section 5.a shall not apply to amounts, benefits or rights due or owing to Executive under this Agreement or any right or claim that may arise after the Effective Date (defined below) of this Agreement.

b.      Company Release.  The Company for and on behalf of itself and its agents, servants, employees, assignees, current and former parent companies, affiliates, subsidiaries, divisions, branches, predecessors, successors, and their current and former officers, directors, stockholders, employees, agents, attorneys, lenders, investors, servants, insurers and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries, heirs, beneficiaries, executors, administrator and attorneys, knowingly and voluntarily, hereby waive, remit, release and forever discharge Executive and his respective heirs, beneficiaries, executors, administrators, successors and assigns, representatives, and attorneys of and from any and all manner of action, claims, liens, demands, liabilities, potential or actual causes of action, charges, complaints, suits (judicial, administrative, or otherwise), damages, debts, demands, obligations of any other nature, past or present, known or unknown, whether in law or in equity, whether founded upon contract (expressed or implied), tort, statute or regulation (State, Federal or local), common law and/or other theory or basis, from the beginning of the world to the date of the execution of this Agreement.

6.	Confidentiality.

a.      Executive further agrees that upon termination of the Employment Period, Executive shall return to the Company any and all property belonging to Merisel, including all documents, files (electronic or otherwise), equipment, computers, laptops, printers, monitors, telephones, cell phones, blackberries or similar devices, credit cards, computer software and other property prepared by, for or belonging to Merisel (“Company Property”); provided however, that Executive shall only be required to use reasonable efforts to delete any files (electronic or otherwise) that may be present on Executive’s home computer.

b.      Executive further agrees that he shall retain in strict confidence and shall not duplicate or use for any purpose whatsoever or divulge, disseminate or disclose to any third party any Confidential Information (defined below) relating to any business of the Company.

c.      As used in this Agreement, the term “Confidential Information” means any non-public information of the Company, including, without limitation: (i) information of a commercially sensitive, proprietary or personal nature or that, if disclosed, could have an adverse effect on the Company’s standing in the community, its business reputation, operations or competitive position; (ii) information and documents that have been designated or treated as confidential; and (iii) financial data; advertising, business, sales or marketing plans, tactics and strategies; projects; technical or strategic information about any of the Company’s businesses; plans or strategies to market or distribute the services or products of such businesses; economic or commercially sensitive information, policies, practices, procedures or techniques; trade secrets and other intellectual property; merchandising, advertising, marketing or sales strategies or plans; litigation theories or strategies; terms of agreements with third parties and third party trade secrets; or human resources policies, plans and procedures, employee information or personnel files, or any other non-public material or information relating to the Company.

d.      Notwithstanding anything in the foregoing to the contrary, Confidential Information shall not include information which: (i) was known by Executive prior to employment with the Company; (ii) is or becomes publicly available through no fault of or failure to act by the Executive in breach of this Agreement; and (iiii) is required to be disclosed in a judicial or administrative proceeding, or is otherwise requested or required to be disclosed by law or regulation, although the requirements of Section 6.e hereof shall apply prior to any disclosure being made.

e.      If Executive is at any time required to disclose any Confidential Information as a result of any federal, state and local laws or judicial proceedings, then Executive shall provide the Company with written notice in advance of such disclosure and afford the Company an opportunity to respond and to seek protective relief prior to such disclosure.  Executive hereby agrees to reasonably cooperate with the Company in obtaining confidential treatment in connection with any such legally compelled disclosure at the Company’s expense.

f.      Provided that the Company does not publicly disclose such information, Executive agrees that he will not disclose to any third party the terms or conditions of this Agreement without the prior written consent of the Company, except that he may disclose the terms of this Agreement to his immediate family, attorneys and accountants.

7.      Non-Solicitation.  During the Employment Period and for a period of two (2) years following the Termination Date, Executive agrees that he will not, directly or indirectly:  (a) attempt to or solicit customers who: were customers of Merisel at any time during the six (6) months prior to the Termination Date or on the Termination Date; or (b) attempt to solicit or solicit (either on Executive’s own behalf or on behalf of another business entity) any person who was an employee or contractor for Merisel at any time during the six (6) months prior the Termination Date, or on the Termination Date unless the provision of services by the contractor is unrelated to the business of the Company and does not impair the relationship of such contractor to the Company; provided, however, that the foregoing provision shall not preclude Executive or his affiliates from the placement of general advertisements or the use of general search firm services that are not targeted directly or indirectly toward employees or customers of the Company.

8.      Non-Compete.  Executive agrees that for one (1) year following the Termination Date, Executive shall not, directly or indirectly, work in the New York, Atlanta, Portland, Seattle and Los Angeles metropolitan areas for a competitor of Merisel (based upon the business of the Company on the date hereof).  Executive further agrees that, during such period, Executive will not assist or encourage any other person or entity in carrying out any activity that would be prohibited by the foregoing sentence if such activity were carried out by Executive.  Nothing in this Agreement shall restrict or prohibit Executive from beneficially and passively owning any stock (or other equity interest convertible into stock) of any corporation listed on a national securities exchange that invest in, manages or operates in competition with the Company, in each case, provided that such stock (or stock obtained upon conversion of such other equity interests) represents less than two percent of the outstanding capital stock of such corporation.

9.      Inducement.  Executive acknowledges that the Company would be damaged by a breach of the provisions of Section 6 through Section 8 hereof, and that the above such provisions were a significant inducement for the Company to enter into this Agreement and are necessary for the Company’s legitimate protection of its business interests, are reasonable, and will not prevent Executive from obtaining other employment or a livelihood.  The parties therefore agree that in the event of a breach by Executive of Section 6 through Section 8 hereof, and without in any way limiting the Company’s remedies for such breach, the Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining him from committing or continuing any violation of those provisions without the necessity of showing actual damage and without any bond or other security being required.  Executive understands that this provision shall not be effective with respect to, or adversely affect his rights under, the ADEA with respect to any challenge he makes as to the validity of the ADEA waiver in Section 5.

10.   Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible.

11.    Notices.  Any notice or communication permitted or required by this Agreement shall be in writing and delivered personally or via overnight courier or certified mail, return receipt requested:

If to the Company:	Merisel, Inc.
132 West 31st Street, 5th Floor
New York, NY 10001
Attention: Terry A. Tevis

With a copy to:	Herrick, Feinstein LLP
2 Park Avenue
New York, NY 10016
Attention: David Pentlow, Esq.

If to Executive:	Victor L. Cisario
479 Rose Lane
Rockville Centre, NY 11570

With a copy to:	Moomjian, Waite & Coleman, LLP
100 Jericho Quadrangle
Jericho, NY 11753
Attention: Gary T. Moomjian, Esq.

12.   No Admission.  This Agreement is not intended, and shall not be construed, as an admission of any Party that it has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

13.   Interpretation.  Should any provision of this Agreement require interpretation or construction, it is agreed by the Parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

14.   Binding Agreement.  This Agreement is binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors, administrators, successors and assigns.

15.   Entire Agreement.  This Agreement is complete and constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all other agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement including, but not limited to, the Original Employment Agreement.  No statements, promises or representations have been made by any party to any other, or been relied upon, and no consideration has been offered, promised, expected or held out other than as may be expressly provided in this Agreement.  Notwithstanding anything herein to the contrary, the Indemnity Agreement, dated October 30, 2009, between the Company and Executive, shall remain outstanding and binding, and nothing herein shall limit Executive rights to indemnity under the Company’s corporate documents (including, without limitation, the certificate of incorporation and bylaws of the Company) or under applicable law.

16.   Section Headings.  The section headings of this Agreement are for convenience only and shall not limit or otherwise affect any of the terms hereof.

17.   No Section 409A Liability.  The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith.

18.   Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement.  Any such counterpart may be delivered by facsimile or other electronic format (including “.pdf”). This Agreement shall not become enforceable until executed by the Company.  A signed copy, .pdf or facsimile copy of this Agreement shall be deemed an original.

19.   Governing Law and Jurisdiction.

a.      This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law.

b.      The Parties hereby irrevocably and unconditionally consent to submit to the jurisdiction of the courts of the State of New York and of the United States of America located in the City of New York for any actions, suits or proceedings arising out of or relating to this Agreement (and the Parties agree not to commence any action, suit or proceeding relating thereto except in such courts). The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the courts of the State of New York or of the United States of America located in the City of New York, and hereby further irrevocably and unconditionally waives and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

20.   Effectiveness. This Agreement shall not become effective until the eighth (8th) day following the execution of this Agreement (the “Effective Date”) and Executive may at any time prior thereto revoke this Agreement by giving written notice of such revocation via facsimile or electronic transmission to Terry Tevis, Chief Executive Officer of the Company at terry.tevis@coloredge.com or to the Company’s principal office facsimile number at 917-351-5887.  In the event that Executive chooses to revoke this Agreement, no part of the consideration under this Agreement, including, but not limited to, the Severance Payments, shall be due or owing and the Company shall have no obligations under this Agreement; in this event, the provisions of the Original Employment Agreement shall remain applicable.

21.   Representations. By execution of this Agreement, Executive expressly waives any and all claims relating to age discrimination and releases any rights Executive may have under the ADEA, and:

a.      Executive acknowledges that he has read this Agreement in its entirety and understands all of its terms and that he knowingly and voluntarily assents to all of the terms and conditions contained herein, including without limitation, the waiver and release, and that his waiver of rights or claims arising under the ADEA is in writing and is understood by him;

b.      Executive expressly understands that by execution of this Agreement, he does not waive any rights or claims that may arise after the date this Agreement is executed, including his right to bring a claim to enforce this terms of this Agreement;

c.      Executive acknowledges that the waiver of his rights or claims existing under the ADEA is in exchange for all or a portion of the Severance Payments;

d.      Executive acknowledges that the Company expressly advised him to consult with an attorney of his choosing prior to executing this Agreement and the waiver and release contained herein;

e.       Executive has been advised that he has a period of not less than twenty-one (21) days from the date on which he received a copy of this Agreement within which to consider this Agreement, including the waiver and release, and that he may choose to sign this Agreement at any time within the twenty-one (21) days.  Executive further acknowledges if he chooses to execute this Agreement before the expiration of the twenty-one (21) days period, he does so freely, voluntarily and with full knowledge of his rights; and

f.      Executive acknowledges that he has been advised by the Company that he is entitled to revoke this Agreement, including the wavier and release set forth herein, within seven (7) days after execution, and that this Agreement, including the waiver and release, will not and does not become effective or enforceable until the seven (7) day revocation period has expired.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

MERISEL, INC.

/s/ Victor L. Cisario	By:	/s/ Terry A. Tevis
Victor L. Cisario	Name:
Title:

ACKNOWLEDGMENT

STATE OF:	)
: ss.:
COUNTY OF:	)

On this __day of February, 2013, before me, a Notary Public in and for the jurisdiction aforesaid, personally appeared Victor L. Cisario, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within agreement and acknowledged to me that by his signature on the agreement, the individual executed the instrument.

Signature and Office of individual
taking acknowledgment

ACKNOWLEDGMENT

STATE OF NEW YORK	)
: ss.:
COUNTY OF NEW YORK	)

On this __day of February, 2013, before me, a Notary Public in and for the jurisdiction aforesaid, personally appeared _________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within agreement and acknowledged to me that he executed the same in his capacity as _______________ of Merisel, Inc., a Delaware corporation, and that by his signature on the agreement, the entity upon behalf of which the individual acted, executed the agreement.

Signature and Office of individual
taking acknowledgment

EXHIBIT A

GENERAL RELEASE

This GENERAL RELEASE (the “Release”) is made this ____ day of April, 2013 by Victor L. Cisario (“Executive”).

WHEREAS, Executive entered into an Amended and Restated Employment Agreement, dated February 13, 2013 (the “Agreement”);

WHEREAS, pursuant to the terms of the Agreement, Executive’s employment with Merisel, Inc. (the “Company”) terminated as of March 31, 2013 (the “Termination Date”).

NOW, THEREFORE, in consideration of the payments described in the Agreement, and subject to the terms and conditions of the Agreement, Executive agrees as follows:

1.             Definitions.  Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to such terms in the Agreement.

2.             Release.

(a)           Effective as of the Termination Date, Executive, for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter collectively referred to as “Releasors”), forever releases and discharges the Company, TriNet HR Corporation, each of its affiliates and their respective past, present and future parent entities, subsidiaries, divisions, affiliates, any of its or their successors and assigns, assets, employee benefit plans, or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, members, representatives, counsel, employees and assigns, whether acting on behalf of the Company or any of its affiliates or in their individual capacities (collectively, the “Released Parties”) from any and all known claims, demands, causes of actions, fees and liabilities of any kind whatsoever (collectively, “Claims”), which the Releasors ever had or now have against any of the Released Parties by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter relating to Executive’s services with the Company (or Executive’s termination of employment from the Company) or his activities as an employee thereof up to and including the Termination Date.

(b)           Except for the consideration due under the Amended and Restated Employment Agreement and without limiting the generality of the foregoing, this Release is intended to and shall release the Released Parties from any and all Claims, including, without limitation, any and all known Claims arising out of Executive’s association with the Company and/or Merisel and termination thereof, such as those based on race, sex, color, national origin, ancestry, religion, age, disability, citizenship status, harassment, sexual harassment and retaliation arising out of Executive’s services for and association with Merisel or the Company and termination thereof, including, but not limited to:

i.              any claim for additional pay, notice pay, severance pay, benefits, incentives, awards, options, commissions and/or bonuses;

ii.             any claim regarding bias, age, sex, religion, religious creed, citizenship, color, race, ancestry, national origin, veteran, familial or marital status, sexual orientation or preference, genetic predisposition or carrier status, physical or mental disability or past or present history of the same or any other form of discrimination, including, without limitation, any rights or claims under the Americans with Disabilities Act as amended, (“ADA”), Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, New York Constitution, New York Labor Law, as amended, New York State Executive Law (including New York State's Human Rights Law), as amended, New York City Administrative Code, as amended, Title VII of the Civil Rights Act of 1964, as amended, (“Title VII”) Sections 1981, 1983, 1985 and 1986 of Title 42 of the United States Code, as amended, the Family and Medical Leave Act of 1990, and/or the Equal Pay Act and any other federal, state or local law or regulation;

iii.            any claim for: (w) wrongful discharge, harassment or retaliation; (x) intentional or negligent infliction of emotional harm, defamation or any other tort; (y) fraud or conversion; (z) mental, physical or other personal injuries, or pain and suffering;

iv.            any company-sponsored health, dental, life insurance, savings, retirement, option or other benefit plan offered by the Company; and/or

v.             any expenses disbursements, costs, tax gross-ups, fees or other expenses, including without limitation attorneys' fees and disbursements and relocation expenses.

(c)           Executive acknowledges that Executive has not, and never will, institute legal proceedings in any court, administrative agency, or other tribunal against any of the Released Parties, with respect to any claim or cause of action of any type relating to Executive’s services with the Company (or Executive’s termination of employment from the Company) or his activities as an employee or consultant thereof up to and including the Termination Date.  If Executive institutes such a claim, Executive agrees to pay the reasonable costs incurred by the Company or any of the Released Parties in defending such action, including, but not limited to, reasonable attorney's fees.  Notwithstanding anything herein to the contrary, the promises and covenants contained in this Agreement are not meant to interfere with any right granted by or under the Equal Employment Opportunity Commission (“EEOC”), provided, however, that by executing this Agreement, Executive specifically and unconditionally waives any rights Executive may have to recover in any such proceeding before the EEOC, or any court, administrative agency, or other tribunal brought by Executive.

(d)           Notwithstanding the foregoing, Executive does not release the following:

i.              Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

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ii.             Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

iii.            any other Claims that cannot be released as a matter of law;

iv.            Claims for indemnity under any policy of insurance carried by the Company or under applicable state law;

v.             Claims that may arise after the date of execution of this Release for matters unrelated to the matters released hereby;

vi.            any Company Options owned by Executive, which shall remain outstanding according to their terms; or

vii.           any amounts or benefits due to Executive under or set forth in the Agreement.

3.           Representations.  Executive acknowledges and represents that:

i.	Executive has executed this Release knowingly and voluntarily;

ii.	Executive has read and understands this Release in its entirety;

iii.
Executive has been advised and directed orally and in writing (and this subparagraph (iii) constitutes such written direction) to seek legal counsel and any other advice Executive wishes with respect to the terms of this Release before executing it;

iv.
By execution of this Release, Executive expressly waives any and all claims relating to age discrimination and disability or handicap discrimination and releases any rights he may have under Title VII, ADEA, the ADA, and/or any State or local laws;

v.
Executive hereby acknowledges that the waiver of his rights and/or claims existing under Title VII, ADEA and ADA and/or any State or local laws is in exchange for consideration which is in excess of any severance or other benefits which Executive has received or may have been entitled to receive under the policies of the Company in connection with Executive’s termination of employment;

vi.
Executive acknowledges that he has twenty-one (21) days within which to consider this Agreement, and the terms of the release, before executing it and that by his signature below, Executive waives such twenty-one (21) day period;

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vii.
Executive has seven (7) days in which to revoke this Release by written notice to the Company and that this Release shall not become effective until the eighth (8) day following the execution of the Release; and

viii.	Executive’s execution of this Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this Release.

[Signature on following page.]

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IN WITNESS WHEREOF, the undersigned has executed this Release as of the date first above written.

Victor L. Cisario

ACKNOWLEDGMENT

STATE OF	)
: ss.:
COUNTY OF	)

On this __day of April, 2013, before me, a Notary Public in and for the jurisdiction aforesaid, personally appeared Victor L. Cisario, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within agreement and acknowledged to me that by his signature on the agreement, the individual executed the instrument.

Signature and Office of individual
taking acknowledgment